Exhibit 8.1

250 West 55th Street	morrison & foerster llp
New York	Amsterdam, austin, berlin, boston,
New York 10019-9601	Brussels, denver, hong kong,
London, los angeles, miami, new york,
TELEPHONE: 212.468.8000	Palo alto, san diego, san francisco,
FACSIMILE: 212.468.7900	Shanghai, singapore, tokyo, washington, d.c.

www.mofo.com

December 29, 2025

Veeco Instruments Inc.
1 Terminal Drive
Plainview, New York 11803

Ladies and Gentlemen:

We have acted as special counsel to Veeco Instruments Inc., a Delaware corporation (“Veeco”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 (Registration No. 333-292008), as amended or supplemented through the date hereof (the “Registration Statement”), initially filed with the SEC on December 8, 2025, which includes the Proxy Statement/Prospectus describing the Agreement and Plan of Merger (the “Agreement”), dated as of September 30, 2025, by and among Veeco, Axcelis Technologies, Inc., a Delaware corporation (“Axcelis”), and Victory Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Axcelis (“Merger Sub”). The Agreement and the ancillary documents thereto provide, among other things, for the merger of Merger Sub with and into Veeco (the “Merger”), with Veeco as the surviving corporation, all on the terms and conditions set forth in the Agreement. Unless otherwise indicated, capitalized terms used herein have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined the Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to render the opinion set forth herein. In addition, we have assumed that: (i) the Merger and related transactions will be consummated pursuant to and in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction, covenant or condition described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Merger and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations made by Veeco and Axcelis in their respective officer’s certificates are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) all such statements qualified by knowledge, intention, belief or materiality or any comparable qualification are and will be true, complete and correct as if made without such qualification, (v) the parties to the Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement, (vi) the Merger will qualify as a statutory merger under the DGCL, (vii) Veeco, Axcelis, and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below, (viii) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents had the requisite legal capacity to execute such documents, and (iv) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue or invalid for any reason, or if the Merger is consummated in a manner that differs from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the assumptions and qualifications set forth herein, it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

December 29, 2025

Page Two

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the U.S. Internal Revenue Service and case law, any of which may be changed at any time, including with retroactive effect. This opinion is expressed as of the date hereof, and any change in applicable laws or the facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Veeco, Axcelis or Merger Sub of any such change or inaccuracy that may occur or come to our attention. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. In addition, because our opinion is required to be delivered in connection with the effectiveness of the Registration Statement, there can be no assurance that it will continue to be valid at the Effective Time.

We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references made therein to us insofar as they relate to statements of law or legal conclusions under the federal income tax laws of the United States or pertain to matters of U.S. federal income tax law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Morrison & Foerster LLP